Exhibit 99.1

Stereotaxis Reports 2014 First Quarter Financial Results

-Records $7 Million in Recurring Revenue, Aided by Sequential Procedure Growth-

-Furthers Marketing Strategy for Niobe® System in Japan-

-Expands Vdrive™ with V-Sono™ System Usage in U.S.; Receives Market Approval in Canada-

-Submits FDA Application for Vdrive with V-Loop™ System -

-Expands Credit Facility with Silicon Valley Bank to $10 Million-

-Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, May 6, 2014—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the first quarter ended March 31, 2014.

William C. Mills, Stereotaxis Chief Executive Officer, said, “In the first quarter, we achieved our highest reported recurring revenue results – $7 million – since the initial launch of our Epoch™ Solution at the beginning of 2012. While a portion of this increase was driven by customer inventories of disposables, which vary quarter to quarter, it also reflects our concentrated effort to improve clinical adoption, resulting in two consecutive quarters of procedure growth.”

Mr. Mills continued, “We completed several important milestones during the first quarter toward our vision for targeted new markets. In February, we announced our engagement of two well-established distribution partners in Japan, both possessing abundant expertise in product promotion and the Japanese medical device industry. Following in-depth training and strategic discussions with Medix Japan and Hokushin Medical, we have a clear direction for building enthusiasm around the Niobe® Magnetic Navigation System as well as the clinical evidence needed to support more robust reimbursement for Niobe procedures.

“In April, the Japanese government established an initial, two-year technical fee of 50,000 yen per Niobe procedure, in addition to separately approved reimbursement for Niobe-compatible magnetic catheters and standard physician fee coverage. Our joint strategy with Medix Japan and Hokushin Medical includes gathering data from prospective clinical experience in select, prestigious Japanese medical centers in order to support expanded reimbursement. At the same time, we will be pursuing registration and classification of important follow-on and accessory products in Japan, including the Vdrive™ Robotic Navigation System, which we believe will be eligible for favorable reimbursement consideration.”

“Also in the quarter, we moved closer to U.S. entry of our Vdrive with V-Loop™ Variable Loop Catheter Manipulator, with submission of a 510(k) Premarket Notification to the Food and Drug Administration,” Mr. Mills said. “To date, our Vdrive with V-Sono™ Intracardiac Echocardiography (ICE) Catheter Manipulator has been installed in nine U.S. sites and utilized in over 100 cases, delivering more efficient, optimized use of the ICE catheter during Niobe procedures, according to physician users. We anticipate our first formal presentation of the Vdrive platform to a U.S. audience at the Heart Rhythm Society Session this week.”

“Lastly, we expanded our revolving credit facility with Silicon Valley Bank from $3 million to $10 million, reflecting the significant financial progress we have made over the past year. As previously stated, while we have no intention of relying on credit, the larger facility gives us increased financial capacity as we continue to focus on achieving improved commercial results through new market opportunities, clinical validation and enhanced technologies,” he concluded.

First Quarter Financial Results

Revenue for the first quarter of 2014 totaled $8.4 million, unchanged from the prior year first quarter. System revenue in the 2014 first quarter was $1.3 million, compared to $2.2 million in the 2013 first quarter. The Company recognized Niobe system revenue of $0.7 million, which included system installation revenue, one Niobe ES system upgrade and a customer deposit for a previously cancelled Niobe ES order. In addition, system revenue included $0.4 million on four Vdrive systems and $0.2 million in Odyssey® system sales. Recurring revenue was $7.0 million in the quarter, a 13.6% increase from $6.2 million in the prior year first quarter. Procedures declined 5% from the same quarter last year but improved 3% sequentially.

The Company generated new capital orders of $1.3 million, which included one Niobe ES upgrade of a Niobe I system, two Vdrive system orders and three Odyssey system orders, compared to $2.4 million in the first quarter of 2013. Ending capital backlog for the 2014 first quarter was $7.3 million.

Gross margin in the quarter was $6.7 million, or 81% of revenue, versus $6.2 million, or 74% of revenue, in the first quarter of 2013, on a higher mix of recurring revenue. Operating expenses in the first quarter were $9.0 million compared to $9.8 million in the prior year quarter.

Operating loss in the first quarter was $(2.2) million, a 38.0% improvement from $(3.6) million in the prior year quarter. Interest expense was $0.8 million compared to $1.9 million in the first quarter of 2013.

The net loss for the 2014 first quarter was $(4.1) million, or $(0.21) per share, compared to a net loss of $(4.9) million, or $(0.61) per share, reported in the first quarter of 2013. Excluding mark-to-market warrant revaluation, the first quarter 2014 net loss would have been $(3.1) million, or $(0.16) per share. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount, the first quarter 2013 net loss would have been $(5.0) million, or $(0.63) per share. The weighted average diluted shares outstanding for the first quarters of 2014 and 2013 totaled 19.4 million and 8.0 million, respectively.

At March 31, 2014, Stereotaxis had cash and cash equivalents of $11.3 million, compared to $13.8 million at December 31, 2013. Cash burn for the first quarter of 2014 was $2.4 million, compared to $1.1 million for the first quarter of 2013. During the quarter, the Company received a $1.1 million down payment on a Niobe system from its Japanese distribution partners.

At quarter end, total debt was $18.5 million related to HealthCare Royalty Partners debt. Also during the quarter, the Company replaced its existing $3 million revolving credit facility with Silicon Valley Bank with a $10 million revolving facility, which will mature on March 31, 2015.

Clinical Update

Early in 2014, Stereotaxis announced it had completed the clinical trial of its Vdrive with V-Loop Variable Loop Catheter Manipulator. At quarter end, the Company submitted a 510(k) Premarket Notification with the Food and Drug Administration for Vdrive with V-Loop, which could be used in conjunction with both the single arm Vdrive system and the two-arm Vdrive Duo™ system.

This past week, Stereotaxis received Health Canada approval of its Vdrive with V-Sono ICE Catheter Manipulator, enabling Canadian hospitals to utilize the full suite of Vdrive products. Additionally, the first V-Loop cases in North America were conducted at a Toronto, Ontario, hospital in March.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 6, 2014, at 4:30 p.m. Eastern Time, to discuss first quarter results. The dial-in number for the conference call is 1-877-941-2069 for domestic participants and 1-480-629-9713 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ variable loop catheter manipulator has been submitted for review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue
Systems	$1,334,854	$2,228,077
Disposables, service and accessories	7,019,816	6,180,127

Total revenue	8,354,670	8,408,204

Cost of revenue
Systems	559,428	1,191,352
Disposables, service and accessories	1,059,658	1,001,293

Total cost of revenue	1,619,086	2,192,645

Gross margin	6,735,584	6,215,559

Operating expenses:
Research and development	1,503,446	1,529,207
Sales and marketing	3,631,264	4,856,014
General and administrative	3,829,866	3,423,741

Total operating expenses	8,964,576	9,808,962

Operating loss	(2,228,992)	(3,593,403)

Other income (expense)	(1,076,139)	606,102
Interest income	2,233	1,412
Interest expense	(836,950)	(1,934,258)

Net loss	$(4,139,848)	$(4,920,147)

Net loss per common share:
Basic	$(0.21)	$(0.61)
Diluted	$(0.21)	$(0.61)

Weighted average shares used in computing net loss per common share:
Basic	19,403,325	8,015,226
Diluted	19,403,325	8,015,226

STEREOTAXIS, INC.

BALANCE SHEETS

(Unaudited)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,301,844	$13,775,130
Accounts receivable, net of allowance of $377,452 and $383,077 in 2014 and 2013, respectively	8,347,212	7,558,152
Inventories	5,573,124	4,879,039
Prepaid expenses and other current assets	1,929,076	1,945,206

Total current assets	27,151,256	28,157,527
Property and equipment, net	1,047,926	1,184,589
Intangible assets, net	1,604,528	1,679,486
Long-term receivables	—	20,431
Other assets	34,425	34,363

Total assets	$29,838,135	$31,076,396

Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$—	$49,733
Accounts payable	3,155,036	3,512,339
Accrued liabilities	7,804,406	7,079,381
Deferred contract revenue	8,814,091	7,519,754
Warrants and debt conversion features	6,720,765	5,644,626

Total current liabilities	26,494,298	23,805,833

Long-term debt, less current maturities	18,492,619	18,481,478
Long-term deferred contract revenue	441,583	491,080
Other liabilities	—	—

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2014 and 2013	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 19,407,340 and 19,311,390 shares issued at 2014 and 2013, respectively	19,407	19,311
Additional paid-in capital	442,139,537	441,888,155
Treasury stock, 4,015 shares at 2014 and 2013	(205,999)	(205,999)
Accumulated deficit	(457,543,310)	(453,403,462)

Total stockholders’ deficit	(15,590,365)	(11,701,995)

Total liabilities and stockholders’ deficit	$29,838,135	$31,076,396